As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. 333-163603

Registration No. 333-167032

Registration No. 333-172633

Registration No. 333-183358

Registration No. 333-185602

Registration No. 333-191043

Registration No. 333-194036

Registration No. 333-198003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-163603

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167032

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172633

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183358

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-185602

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191043

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-194036

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-198003

UNDER THE SECURITIES ACT OF 1933

AOL INC.

(Exact Name of Registrant as specified in its charter)

Delaware	770 Broadway New York, New York 10003	20-4268793
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

AOL INC. 2010 STOCK INCENTIVE PLAN

AMENDED AND RESTATED AOL INC. 2010 STOCK INCENTIVE PLAN

THEHUFFINGTONPOST.COM, INC. LONG-TERM INCENTIVE PLAN

AOL INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

ADAP.TV, INC. 2007 STOCK INCENTIVE PLAN

PROJECT ROVER, INC. 2009 EQUITY INCENTIVE PLAN

(Full title of the plans)

Julie M. Jacobs

General Counsel

22000 AOL Way

Dulles, VA 20166

(703) 265-1000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by AOL Inc., a Delaware corporation (“AOL”) with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-163603, filed with the Commission on December 9, 2009, pertaining to the registration of shares of common stock, par value $0.01 per share, of AOL (“Shares”) under the AOL Inc. 2010 Stock Incentive Plan;

•	Registration Statement No. 333-167032, filed with the Commission on May 24, 2010, pertaining to the registration of Shares under the Amended and Restated AOL Inc. 2010 Stock Incentive Plan;

•	Registration Statement No. 333-172633, filed with the Commission on March 7, 2011, pertaining to the registration of Shares under the TheHuffingtonPost.com, Inc. Long-Term Incentive Plan;

•	Registration Statement No. 333-183358, filed with the Commission on August 16, 2012, pertaining to the registration of additional Shares under the Amended and Restated AOL Inc. 2010 Stock Incentive Plan and Shares under the AOL Inc. 2012 Employee Stock Purchase Plan;

•	Registration Statement No. 333-185602, filed with the Commission on December 21, 2012, pertaining to the registration of additional Shares under the AOL Inc. 2012 Employee Stock Purchase Plan;

•	Registration Statement No. 333-191043, filed with the Commission on September 6, 2013, pertaining to the registration of Shares under the Adap.tv, Inc. 2007 Stock Incentive Plan;

•	Registration Statement No. 333-194036, filed with the Commission on February 19, 2014, pertaining to the registration of additional Shares under the Adap.tv, Inc. 2007 Stock Incentive Plan and Shares under the Project Rover, Inc. 2009 Equity Incentive Plan; and

•	Registration Statement No. 333-198003, filed with the Commission on August 8, 2014, pertaining to the registration of additional Shares under the AOL Inc. 2010 Stock Incentive Plan.

On June 23, 2015, pursuant to the Agreement and Plan of Merger, dated as of May 12, 2015, by and among Verizon Communications Inc., a Delaware corporation (“Verizon”), Hanks Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Verizon (“Acquisition Sub”), and AOL, Acquisition Sub merged with and into AOL (the “Merger”), with AOL surviving the Merger as a wholly owned subsidiary of Verizon.

In connection with the Merger, AOL has terminated any and all offerings of AOL’s securities pursuant to the Registration Statements. Accordingly, AOL hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by AOL in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 23, 2015.

AOL Inc.

By:	/s/ Julie M. Jacobs
Name:	Julie M. Jacobs
Title:	Executive Vice President, General Counsel and Corporate Secretary

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.